EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156405 and 333-181630 on Form S-3 and Registration Nos. 333-44870, 333-61614, 333-100349, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690, 333-163691 and 333-176893 on Form S-8 of our report dated June 26, 2012, relating to the financial statements and supplemental schedule of CHS/Community Health Systems, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of CHS/Community Health Systems, Inc. 401(k) Plan for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

June 26, 2012